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                                             EXHIBIT C.1.d


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                 GRANITE STATE ELECTRIC COMPANY

            $5,000,000 7.30% Notes due June 15, 2028






                         NOTE AGREEMENT










                   Dated as of June 15, 1998










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
                       TABLE OF CONTENTS


SECTION          HEADING                                    PAGE

SECTION 1.       AUTHORIZATION OF NOTES                       1

SECTION 2.       SALE AND PURCHASE OF NOTES                   1

SECTION 3.       CLOSING                                      2

SECTION 4.       CONDITIONS TO CLOSING                        2

  Section 4.1.   Representations and Warranties               2
  Section 4.2.   Performance; No Default                      2
  Section 4.3.   Closing Certificate                          2
  Section 4.4.   Regulatory Approvals; Filings                2
  Section 4.5.   No Material Adverse Change                   3
  Section 4.6.   Opinion of Company Counsel                   3
  Section 4.7.   Legal Investment                             3
  Section 4.8.   Proceedings and Documents                    3

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY     4

  Section 5.1.   Organization, Standing, Etc                  4
  Section 5.2.   Subsidiaries                                 4
  Section 5.3.   Qualification                                4
  Section 5.4.   Investments                                  4
  Section 5.5.   Franchises, Etc                              4
  Section 5.6.   Financial Statements, Etc                    5
  Section 5.7.   Changes, Etc                                 5
  Section 5.8.   Indebtedness                                 5
  Section 5.9.   Tax Returns and Payments                     6
  Section 5.10.  Title to Properties; Liens                   6
  Section 5.11.  Litigation, Etc                              6
  Section 5.12.  Compliance with Other Instruments, Law; No Defaults  6
  Section 5.13.  Employee Retirement Income Security Act of 1974   7
  Section 5.14.  Regulatory Approvals                         7
  Section 5.15.  Patents, Trademarks, Etc                     8
  Section 5.16.  Offer of Notes                               8
  Section 5.17.  Investment Company Act Status                8
  Section 5.18.  Federal Reserve Regulations                  8
  Section 5.19.  Brokers, Etc                                 8
  Section 5.20.  Compliance with Environmental Laws           8
  Section 5.21.  Affiliate Contracts                          9
  Section 5.22.  Disclosure                                   9
  Section 5.23.  Solvency                                    10

SECTION 6.       USE OF PROCEEDS                             10

SECTION 7.       REPRESENTATIONS OF THE PURCHASER            10

SECTION 8.       REGISTRATION, TRANSFER AND SUBSTITUTION OF NOTES      10

  Section 8.1.   Note Register; Ownership of Notes           10
  Section 8.2.   Transfer and Exchange of Notes              10
  Section 8.3.   Replacement of Notes                        11
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SECTION 9.       PAYMENTS ON NOTES                           11

SECTION 10.      PREPAYMENT OF NOTES                         12

  Section 10.1.  No Required Prepayments                     12
  Section 10.2.  Optional Prepayments                        12
  Section 10.3.  Notice of Optional Prepayments              12
  Section 10.4.  Application of Prepayments                  12
  Section 10.5.  Maturity; Surrender, Etc                    12
  Section 10.6.  Repurchase of Notes                         12

SECTION 11.      BUSINESS COVENANTS                          13

  Section 11.1.  Payment of Notes                            13
  Section 11.2.  Corporate Existence, Etc                    13
  Section 11.3.  Payment of Taxes and Claims                 13
  Section 11.4.  Maintenance of Properties; Insurance        13
  Section 11.5.  Funded Debt                                 14
  Section 11.6.  Short-Term Debt                             14
  Section 11.7.  Liens                                       14
  Section 11.8.  Restrictions on Dividends and Other Distributions     15
  Section 11.9.  Restrictions on Investments and Acquisitions
                 of Property                                16
  Section 11.10. Consolidation, Merger and Disposition of Assets 17
  Section 11.11. Transactions with Affiliates               17
  Section 11.12. Issuance of Stock                          18
  Section 11.13. Maintenance of Certain Contracts           18
  Section 11.14. Compliance with Laws, Etc                  18

SECTION 12.      INFORMATION AS TO THE COMPANY               18

  Section 12.1.  Accounting; Financial Statements and Other
                 Information                                 18
  Section 12.2.  Inspection                                  21

SECTION 13.      DEFAULTS                                    21

  Section 13.1.  Events of Default; Acceleration             21
  Section 13.2.  Acceleration of Maturities                  23
  Section 13.3.  Rescission of Acceleration                  23
  Section 13.4.  Remedies on Default, Etc                    24

SECTION 14.      INTERPRETATION OF AGREEMENT; DEFINITIONS    24

  Section 14.1.  Definitions                                 24
  Section 14.2.  Accounting Principles                       29
  Section 14.3.  Directly or Indirectly                      29

SECTION 15.      EXPENSES, ETC                               29

SECTION 16.      PRIVATE PLACEMENT NUMBER                    30

SECTION 17.      SURVIVAL OF COVENANTS AND AGREEMENTS, ETC   30

SECTION 18.      AMENDMENTS, WAIVERS AND CONSENTS            30

SECTION 19.      NOTICES                                     31

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SECTION 20.      FURTHER ASSURANCES                          31

SECTION 21.      MISCELLANEOUS                               31

  Section 21.1.  Successors and Assigns                      31
  Section 21.2.  Powers and Rights not Waived; Remedies Cumulative     32
  Section 21.3.  Severability                                32
  Section 21.4.  Governing Law                               32
  Section 21.5.  Captions                                    32
  Section 21.6.  Counterparts                                32

Signature                                                    33

ATTACHMENTS TO THE NOTE AGREEMENT:

Schedule I       --   Payment and other Instructions

Schedule II      --   Regulatory Approvals

Schedule III     --   Environmental Disclosure

Schedule III(A)  --   Description of Changes and Proceedings

Schedule IV      --   Affiliate Contracts

Schedule V       --   Indebtedness of the Company

Exhibit A        --   Form of Note

Exhibit B        --   Form of Opinion of Counsel to Company

                 GRANITE STATE ELECTRIC COMPANY
                         9 Lowell Road
                   Salem, New Hampshire 03079


                                     Dated as of June 15, 1998


The Paul Revere Life Insurance Company
c/o Provident Investment Management, LLC
One Fountain Square
Chattanooga, Tennessee 37402

Ladies and Gentlemen:

     Granite State Electric Company, a New Hampshire corporation (herein, together with its successors and assigns, called the "Company"), agrees with you (the "Purchaser") as follows:

SECTION 1.       AUTHORIZATION OF NOTES.

     The Company will duly authorize the issue and sale of $5,000,000 in aggregate principal amount of its 7.30% Notes due June 15, 2028 (the "Notes," such term to include any such note or notes issued in substitution therefor or replacement thereof pursuant to Section 8), to be substantially in the form of Exhibit A hereto, with such changes therefrom, if any, as may be approved by the Purchaser and the Company. Certain other capitalized terms used herein are defined in Section 14. Each Note is to (a) bear interest from the date of issue on the unpaid principal amount thereof at the rate of 7.30% per annum (computed on the basis of a 360-day year of twelve 30-day months) payable semiannually on June 15 and December 15 of each year (commencing December 15,
1998), and with interest (so computed) on any overdue principal balance (including any overdue prepayment of principal) and premium (if any) and (to the extent permitted by applicable law) on any overdue installment of interest, at the rate of 9.30% per annum after the due date, whether by acceleration or otherwise, until paid, payable semiannually as aforesaid or, at the option of the registered holder thereof, on demand, and (b) mature and be due and payable as to the entire remaining unpaid principal amount thereof on June 15, 2028.

SECTION 2.       SALE AND PURCHASE OF NOTES.

     At the Closing referred to in Section 3, the Company will issue and sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated hereby, the Purchaser will purchase from the Company, Notes in the aggregate principal amount of Five Million Dollars ($5,000,000) at 100% of the principal amount thereof.

SECTION 3.       CLOSING.

     The closing for the sale and purchase of the Notes (the "Closing") shall take place at the offices of New England Power Service Company, 25 Research Drive, Westborough, MA 01582 at 10:00 a.m., Boston, Massachusetts time on June 15, 1998 (the "Closing Date"). At the Closing the Company will deliver to the Purchaser the Notes against delivery by the Purchaser to the Company or its order of immediately available funds in Account No. 50967513 at The First National Bank of Boston (A.B.A. No. 011000390) in the amount of the purchase price therefor. If the Closing shall not occur on or prior to June 30, 1998, or if at the Closing the Company shall not deliver to the Purchaser the Notes or if any of the conditions specified in Section 4 shall not have been fulfilled to the Purchaser's satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure or non-fulfillment.

SECTION 4.       CONDITIONS TO CLOSING.

     The obligations of the Purchaser to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to the Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

     Section 4.1. Representations and Warranties. The representations and warranties of the Company in Section 5 and otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall be complete and correct when made and at the time of the Closing, except as affected by the consummation of the transactions contemplated hereby.

     Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing, and at the time of the Closing (and after effect has been given to the sale of the Notes and application of the proceeds of such sale) no condition or event shall exist which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default.

     Section 4.3. Closing Certificate. The Company shall have delivered to the Purchaser an Officers' Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.5 have been fulfilled and that, after giving effect to the issue and sale of the Notes and the application of the proceeds thereof, the Company will be in compliance with Sections 11.5 and 11.6.

     Section 4.4. Regulatory Approvals; Filings. (a) The issue and the sale of the Notes shall have been duly authorized or approved by an appropriate order of the New Hampshire Public Utilities Commission (the "NHPUC"). Such order shall be final and in full force and effect and not subject to any appeal, hearing or rehearing or any contest. All conditions contained in any such order which are to be fulfilled on or prior to the issuance of the Notes shall have been fulfilled. The Company shall have delivered to the Purchaser and its special counsel a certified copy of such order and the application therefor.

     (b) The Company shall have prepared a detailed statement, sworn to by its Treasurer or an Assistant Treasurer, demonstrating that the proceeds of the Notes will be applied to the payment of Short-Term Debt of the Company incurred for, to the cost of, or to the reimbursement of the treasury for, the retirement of outstanding notes, capitalizable additions and improvements to the plant and property of the Company, or other capital expenditures. Such statement shall be filed with the NHPUC immediately following the Closing.

     Section 4.5. No Material Adverse Change. There shall not have occurred any material adverse change in the assets, liabilities, condition (financial or otherwise), business, properties, operations or prospects of the Company from that reflected in the most recent audited financial statements of the Company referred to in Section 5.6, true and complete copies of which shall have been delivered to the Purchaser.

     Section 4.6. Opinion of Company Counsel. The Purchaser shall have received from Kirk L. Ramsauer, Associate General Counsel of the Company, and Carlos A. Gavilondo, Senior Attorney of the Company, a favorable opinion, dated the Closing Date, substantially in the form of Exhibit B hereto and covering such other matters as the Purchaser may reasonably request.

     Section 4.7. Legal Investment. At the time of the Closing, the purchase of the Notes by the Purchaser shall be permitted by all laws and regulations to which it is subject, without resort to any basket provision of said laws or regulations, and, if requested in writing by the Purchaser, the Company shall have delivered to the Purchaser a certificate or certificates, dated the Closing Date, signed by the Company's Treasurer or Assistant Treasurer, certifying as to the financial and other data necessary to enable the Purchaser to determine that the purchase of the Notes is so permitted.

     Section 4.8. Proceedings and Documents. All corporate and other proceedings and documents and instruments incident to the transactions contemplated hereby shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents and instruments as it may reasonably request.

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants that:

     Section 5.1. Organization, Standing, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all requisite power, authority and legal right to own, lease and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into this Agreement, to issue and sell the Notes and to carry out the terms hereof and thereof. The only class of capital stock of the Company is its common stock, par value $100 per share, of which 60,400 shares are authorized, have been validly issued, are outstanding and are owned by New England Electric System, a Massachusetts voluntary association (the "Parent"). The execution and delivery of this Agreement and the issuance of the Notes and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no approval of the stockholders of the Company or any holders of any Indebtedness (or any trustee for such holders) of the Company is required in connection therewith, and the Agreement and the Notes, when executed and delivered by the Company, will constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     Section 5.2. Subsidiaries. The Company has no Subsidiaries and does not own any shares of capital stock or shares of beneficial interest of any corporation or other entity other than shares of capital stock of certain entities carried on the books of the Company not in excess of $10,000 in the aggregate for all such entities.

     Section 5.3. Qualification. The Company is not qualified or licensed as a foreign corporation in any jurisdiction, and neither the character of the properties owned, leased or operated by it nor the nature of the activities conducted or presently proposed to be conducted by it make such qualification or licensing in any jurisdiction necessary.

     Section 5.4. Investments. The Company owns no Investments other than the capital stock referred to in Section 5.2 and Investments permitted by
Section 11.9.

     Section 5.5. Franchises, Etc. The Company owns, possesses or has the right to use all franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, approvals, authorizations and orders of governmental and administrative bodies, political subdivisions and regulatory authorities as are necessary for the ownership or leasing or operation of the properties now owned, leased or operated by it, the maintenance of the properties now owned, leased or operated by it and the conduct of the business now conducted and presently proposed to be conducted by it. Each such franchise, certificate of convenience and necessity, operating right, license, permit, consent, approval, authorization or order of governmental bodies, political subdivisions and regulatory authorities is valid and subsisting and contains no unduly burdensome term, condition, provision or limitation.

     Section 5.6. Financial Statements, Etc. The Company has furnished to the Purchaser a true and complete copy of the Private Placement Memorandum, dated April, 1998, prepared by the Company (the "Memorandum"). The Memorandum correctly describes, as of its date, the business then conducted and proposed to be conducted by the Company. The Memorandum contains the 1997 Annual Report to Stockholders of the Company in which are contained audited balance sheets of the Company as at December 31 in each of the fiscal years 1996 and 1997 and statements of income and cash flows for the fiscal years ended December 31, 1996 and 1997, inclusive, accompanied by the report thereon of Coopers & Lybrand L.L.P. In addition, the Company has furnished to the Purchaser true and correct copies of an unaudited balance sheet of the Company and the related statements of income and retained earnings for the three-month period ended March 31, 1998. All financial statements and the related notes and schedules contained in the foregoing materials are complete and correct (subject, in the case of any unaudited financial statements, to year-end audit adjustments) and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis through the periods covered thereby (except for changes specifically noted therein in which the independent certified public accountants auditing any such financial statement have concurred) and fairly present the financial conditions and results of operations of the entity or entities to which they relate as at the respective dates and for the respective periods specified. Except as specifically described in such financial statements or in the Memorandum, the Company does not have any material obligations or liabilities, contingent or otherwise.

     Section 5.7. Changes, Etc. Since December 31, 1997: (a) except for the matters set forth in Schedule III(A), there has been no change in the assets, liabilities, business, operations or condition (financial or otherwise) of the Company from that reflected in the balance sheet of the Company as at such date, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse; (b) except for the matters set forth in Schedule III(A), neither the business, operations or affairs of the Company nor any of its properties or assets have been materially adversely affected by any occurrence or development (whether or not insured against); and (c) other than the cash dividend payment made on its outstanding shares of common stock to its Parent on April 1, 1998, in the aggregate amount of $120,800, the Company has not, directly or indirectly, declared, paid or made any dividend or distribution on or on account of any shares of capital stock of the Company or any redemption, retirement, purchase or other acquisition of any shares of capital stock of the Company or entered into any agreement to do so.

     Section 5.8. Indebtedness. Schedule V to this Agreement correctly describes all Short-Term Debt and Funded Debt of the Company outstanding on March 31, 1998. Since March 31, 1998, the Company has not incurred any substantial amounts of additional Short-Term Debt or Funded Debt.

     Section 5.9. Tax Returns and Payments. The Company and other Affiliates of the Company participate with the Parent in filing consolidated federal income tax returns, and all federal income tax returns required to be filed by such consolidated group have been filed and all taxes shown to be due on such returns have been paid. The consolidated federal income tax liability of such consolidated group has been finally determined and satisfied through the fiscal year ended December 31, 1993. The Company has filed all other tax returns required by law to be filed by it, has paid all taxes shown to be due on such returns and has paid all taxes, assessments and other governmental charges levied upon any of its properties, assets, income or franchises, other than those not yet delinquent. The charges, accruals and reserves on the books of the Company in respect of federal and state income taxes for all fiscal periods are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional federal, state, local or foreign income taxes for any fiscal period or of any basis therefor.

     Section 5.10. Title to Properties; Liens. Certain substations owned by the Company and necessary for its business are located on land owned by Power pursuant to one or more agreements which permit such location on such land and which are adequate for the conduct of the Company's business. Other portions of the Company's distribution system are located on public ways or private property pursuant to agreements, easements, licenses, permits or other rights described in Section 5.5 which permit such location on such land and which are adequate for the conduct of the Company's business. The Company owns all right, title and interest in and to all its assets and properties (including assets and properties reflected in the balance sheet of the Company as at March 31, 1998 referred to in Section 5.6) and has good and marketable title to its substations, whether located on its land or on land owned by Power, in each case, free from all Liens except Liens permitted by Section 11.7, subject only to immaterial exceptions, minor encumbrances and defects in title which do not, either individually or in the aggregate, impair the use of such properties in the conduct of the Company's business. There are no leases which, alone or in the aggregate, are material to the Company's business. The

Company enjoys peaceful and undisturbed possession under all leases under which it operates. The Company does not hold any property as conditional vendee under any conditional sale or other title retention agreement.

     Section 5.11. Litigation, Etc. There is no action, proceeding or investigation pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) which questions the validity of this Agreement or the Notes or any action taken or to be taken pursuant hereto or thereto. Except for the matters set forth in Schedules III and III(A), and subject to the representations contained in Section 5.20 with respect to such matters set forth in Schedule III, there is no action, proceeding or investigation pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition (financial or otherwise) of the Company or its properties and assets taken as a whole or in any material liability on the part of the Company.

     Section 5.12. Compliance with Other Instruments, Law; No Defaults. The Company is not in violation of any term of its charter or by-laws, or any term of any franchise, license, permit, agreement, indenture, mortgage or instrument to which it is a party or by which it or any of its property is bound or in violation of any judgment, decree, order, law, statute, governmental or administrative rule or in violation of regulation applicable to it (including, without limitation, any such governmental rule or regulation relating to occupational health and safety standards and controls, consumer protection or equal employment practice requirements), so as to materially and adversely affect, either individually or in the aggregate, its business, operations, affairs or condition (financial or otherwise); and the execution, delivery and performance of this Agreement and the Notes will not result in any such violation or be in conflict with or constitute a default under any term of any of the foregoing, or under any term of this Agreement, and will not result in the creation of any Lien upon any of the properties or assets of the Company pursuant to any such term; and there is no such term which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, operations, affairs or condition (financial or otherwise) of the Company or any of its properties or assets.

     Section 5.13. Employee Retirement Income Security Act of 1974. Without in any way limiting the scope of Section 5.12, no "employee pension benefit plan" (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained by the Company or by any member of a "controlled group of corporations" (as defined in ER1SA sec. 210(a)) or group of "trades or businesses under common control" (as defined in ERISA sec. 210(d)) of which the Company is a member has (a) engaged in any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended), (b) incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), (c) terminated in a manner which could result in the imposition of a Lien on the assets of the Company pursuant to
Section 4068 of ERISA, or (d) engaged in any action which would constitute a "complete withdrawal" or "partial withdrawal" by the Company or by a "member of an affiliated group" from a "multi-employer plan" (as defined in ERISA Sections 4203, 4205 and 4001, respectively). No liability to the Pension Benefit Guaranty Corporation (other than required insurance premiums, all of which, to the extent due and payable, have been paid) has been incurred with respect to any such "employee pension benefit plan" and there has not been any reportable event within the meaning of ERISA, or any other event or condition, which presents a material risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

     Section 5.14. Regulatory Approvals. The Company is a "subsidiary company" of a "registered holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act").
Schedule II contains a complete list of all orders and approvals which are required to be obtained by or from any governmental or administrative body, authority, commission or agency for the valid offer, issue, sale and delivery of the Notes by the Company and the consummation of the transactions contemplated hereby. All such orders and approvals listed in such Schedule II have been duly issued or obtained, and are in full force and effect and not subject to any appeal, hearing or rehearing or any contest, and all conditions contained in such approvals which are to be fulfilled on or prior to the issuance of the Notes have been fulfilled. Other than the approvals listed on
Schedule II hereto, no order, consent, approval, or authorization of, or registration, declaration or filing with, or the taking of any other action in respect of, any governmental or administrative body, authority, commission or agency is required as a condition precedent to the valid offer, issue, sale and delivery of the Notes by the Company and the consummation of the transactions contemplated hereby.

     Section 5.15. Patents, Trademarks, Etc. The Company owns or possesses all of the patents, trademarks, service marks, trade names and copyrights and all rights of use with respect to the foregoing, necessary for the conduct of its business as now conducted or as presently proposed to be conducted, without any known conflict with the rights of others.

     Section 5.16. Offer of Notes. Neither the Company nor anyone acting on its behalf has directly or indirectly offered the Notes or any part thereof or any similar securities for issue or sale to, or solicited any offer to buy any of the same from anyone other than the Purchaser and not more than 20 other institutional investors. Neither the Company nor anyone acting on its behalf has taken or will take any action which will subject the issuance and sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended, or the applicable provisions of any state "Blue Sky" laws.

     Section 5.17. Investment Company Act Status. The Company is not an "investment company" or a company "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

     Section 5.18. Federal Reserve Regulations. The Company does not own and has no present intention of acquiring, any "margin security" within the meaning of Regulation G (12 C.F.R. Part 207) of the Board of Governors of the Federal Reserve System (herein called a "margin security"). The proceeds of the sale of the Notes will be applied as provided in Section 6. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin security or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation G, or cause this Agreement to violate Regulation G, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System, or the Securities Exchange Act of 1934, each as now in effect.

     Section 5.19. Brokers, Etc. The Company has dealt with no broker, finder, commission agent or other Person in connection with the sale of the Notes and the transactions contemplated by this Agreement. Neither the Company nor the Purchaser is under any obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.

     Section 5.20. Compliance with Environmental Laws. To the best of the Company's knowledge, after due inquiry by a responsible officer of the Company, the Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. Except for the matters set forth in Schedule III hereto, the Company does not know of any liability or class of liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.). None of the matters set forth in Schedule III, either individually or in the aggregate, involve the reasonable possibility of materially and adversely (defined for purposes of this Section 5.20 as an amount equal to 10% or more of Common Equity) affecting the business, prospects, properties or condition (financial or otherwise) of the Company.

     Section 5.21. Affiliate Contracts. Except for the contracts listed in
Schedule IV, the Company has no arrangements with any one or more of its Affiliates, formal or informal, written or oral, for the sale, leasing or other provision to the Company of any property, property rights, goods or services which are necessary in any material respect for the conduct by the Company of its business, as now conducted and as presently proposed to be conducted (any such arrangement with one or more of its Affiliates being herein referred to as an "Affiliate Contract"). Schedule IV sets forth with respect to each Affiliate Contract in effect on the date hereof the property, property rights, goods or services provided to the Company thereunder, the Affiliate or Affiliates of the Company party thereto and the expiration date thereof. Each such Affiliate Contract (i) constitutes a valid and binding obligation of the parties thereto and (ii) is in full force and effect and in compliance with all applicable requirements of each governmental regulatory body or authority having jurisdiction thereof.

     Section 5.22. Disclosure. Neither this Agreement, the financial statements described in Section 5.6, the Memorandum nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, operations, affairs or condition (financial or otherwise) of the Company or any of its properties or assets which has not been set forth in this Agreement (including the Schedules attached hereto), the financial statements described in Section 5.6, the Memorandum or in the other documents, certificates and written statements furnished to the Purchaser by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby.

     Section 5.23. Solvency. The Company is, and upon giving effect to the issuance of the Notes will be, solvent and not in default with respect to the payment of the principal of or interest on any of its obligations.

SECTION 6.       USE OF PROCEEDS.

     The proceeds of the sale of the Notes will be applied by the Company to the payment of short-term indebtedness of the Company incurred for the purpose of financing expenditures for the retirement of outstanding notes, extensions, additions and improvements to the Company's plant and property, to pay for such retired notes, extensions, additions and improvements or to reimburse the Company for such retired notes, extensions, additions and improvements.

SECTION 7.       REPRESENTATIONS OF THE PURCHASER.

     The Purchaser represents that it is purchasing the Notes for its own account for investment and not with a view to the distribution thereof, provided, however, that the disposition of the Purchaser's property shall at all times be and remain within its control. The Purchaser also represents that no part of the purchase price of the Notes will be paid, directly or indirectly, out of the assets of any separate account maintained by the Purchaser in which any employee benefit plan has any interest. As used in this
Section 7, the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.

SECTION 8.       REGISTRATION, TRANSFER AND SUBSTITUTION OF NOTES.

     Section 8.1. Note Register; Ownership of Notes. The Company will keep at its agency located at the office of New England Power Service Company at 25 Research Drive, Westborough, Massachusetts 01582, or such other office or agency as the Company may designate in writing to the holders of the Notes, a register in which the Company will provide for the registration of Notes and the registration of transfers of Notes. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the premium, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such Note is at the time registered on such register.

     Section 8.2. Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange at the agency specified in
Section 8.1, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes in denominations of not less than $100,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note. Each such new Note shall be registered in the name of such Person or its nominee as such holder or transferee may request, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The installments of principal, premium, if any, and interest payable on each such new Note shall be due on the same dates as the corresponding installments of principal, premium, if any, and interest remaining unpaid on such surrendered Note.

     Section 8.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note held by a Person other than the Purchaser or an institutional holder, upon delivery of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon the surrender of such Note for cancellation at the principal office of the Company, the Company at its expense will execute and deliver, in lieu thereof, a new Note of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall be deemed to be no longer outstanding for any purpose of this Agreement.

SECTION 9.       PAYMENTS ON NOTES.

     So long as the Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or in such Note to the contrary, the Company will punctually pay all sums becoming due on such Note for principal, premium, if any, and interest in the manner and at the address specified for such purpose in Schedule I, or in such other manner and at such other address as the Purchaser shall have from time to time specified in writing for such purpose to the Company, without the presentation or surrender of such Note, except that any Note so paid or prepaid in full shall, following such payment or prepayment, upon receipt of written request therefor, be surrendered to the Company at its principal office or at the place of payment maintained by the Company pursuant to Section 8.1 for cancellation. Prior to any sale or other disposition of any Note held by the Purchaser or its nominee the Purchaser will, at its election, either endorse thereon the amount of principal paid thereon or make such Note available to the Company at its principal office or at the office or agency maintained by the Company pursuant to Section 8.1 for the purpose of making such endorsement thereon. The Company agrees to afford the benefits of this Section 9 to any institutional investor which is the direct or indirect transferee of any Note issued by it and purchased by the Purchaser under this Agreement and which has made the same agreement relating thereto as the Purchaser has made in this
Section 9.

SECTION 10. PREPAYMENT OF NOTES.

     Section 10.1. No Required Prepayments. No prepayments are required to be made with respect to the Notes prior to the expressed maturity date thereof other than prepayments made in connection with an acceleration of the Notes pursuant to the provisions of Section 13.1 hereof.

     Section 10.2. Optional Prepayments. Upon compliance with Section 10.3, the Company shall have the privilege, on any date, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment and a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this Section 10.2.

     Section 10.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 10.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) that date when such premium will be calculated, (v) the estimated premium and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

     Section 10.4. Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

     Section 10.5. Maturity; Surrender, Etc. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall, upon the request of the Company, be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

     Section 10.6. Repurchase of Notes. The Company will not, nor will it permit any Affiliate to, directly or indirectly, repurchase or make any offer to repurchase any Notes unless the Company or such Affiliate has offered to repurchase Notes, pro rata, from all holders of the Notes at the time outstanding and upon the same terms. In case the Company or any such Affiliate repurchases any Notes pursuant to this Section 10.6, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

SECTION 11. BUSINESS COVENANTS.

     The Company covenants that, from and after the date of this Agreement and thereafter as long as any of the Notes shall be outstanding:

     Section 11.1. Payment of Notes. The Company will punctually pay or cause to be paid all amounts in respect of the principal of, premium (if any), and interest on the Notes in accordance with the terms of this Agreement and the Notes.

     Section 11.2. Corporate Existence, Etc. (a) The Company will not voluntarily liquidate or dissolve and will at all times preserve and keep in full force and effect its corporate existence, licenses, rights and franchises (except as otherwise permitted or contemplated by Section 11.10), provided, however, that the Company may abandon any license, right or franchise if, in each such case, (i) in the good faith judgment of the Company as determined by its Board of Directors such abandonment is in the best interest of the Company and is not disadvantageous to the holders of the Notes and (ii) notice of any such abandonment is given to each holder of the Notes as provided in Section 19.

     (b) The Company will not create or acquire, or in any other manner cause to exist, any Subsidiary.

     Section 11.3. Payment of Taxes and Claims. The Company will pay and discharge all taxes, assessments and other governmental charges or levies validly imposed upon the Company or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, all trade accounts payable in accordance with usual and customary business terms and all claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any property or asset of the Company provided, however, that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) failure to pay such charges or sums shall not constitute default hereunder if payment of such charges or sums is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

     Section 11.4. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, and of a comparable size and capitalization, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

     Section 11.5. Funded Debt. The Company will not directly or indirectly create, incur, assume, guarantee or otherwise become liable with respect to any Funded Debt (other than the Notes) unless, immediately after giving effect thereto,

     (i) Net Income Available for Interest Charges of the Company for a period of any 12 consecutive calendar months within the 15 calendar months immediately preceding the calendar month of the proposed issuance of additional Funded Debt shall have equaled at least 200% of Pro Forma Annual Interest Charges as of the date of such proposed issuance;

     (ii) the aggregate unpaid principal amount of all Funded Debt of the Company shall not exceed 65% of Capitalization of the Company; and

     (iii) the aggregate unpaid principal amount of all Funded Debt of the Company plus the aggregate unpaid principal amount of all Short-Term Debt of the Company shall not exceed 70% of the sum of Capitalization plus the aggregate unpaid principal amount of all Short-Term Debt of the Company.

     Section 11.6. Short-Term Debt. The Company will not directly or indirectly create, incur, assume, guarantee or otherwise become liable with respect to any Short-Term Debt unless, immediately after giving effect thereto, the aggregate unpaid principal amount of all Funded Debt of the Company plus the aggregate unpaid principal amount of all Short-Term Debt of the Company shall not exceed 70% of the sum of Capitalization of the Company plus the aggregate unpaid principal amount of all Short-Term Debt of the Company.

     Section 11.7. Liens. The Company will not directly or indirectly create, incur, assume or permit to exist any Lien on any property or asset (including any document or instrument in respect of goods and accounts receivable) now owned or hereafter acquired by the Company or any income or profits therefrom, except that the restrictions in this Section 11.7 shall not prohibit any of the foregoing consisting of:

     (a) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 11.3;

     (b) Liens of carriers, warehousemen, mechanics and materialmen and statutory landlords' Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

     (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security (exclusive of Liens imposed under ERISA), or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

     (e) leases or subleases granted to others in the ordinary course of business and not interfering with the ordinary conduct of the business of the Company; and

     (f) other Liens incidental to the conduct of the business of the Company or the ownership of its property and assets (including easements, rights of way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business), which were not incurred in connection with its borrowing of money or obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.

     Section 11.8 Restrictions on Dividends and Other Distributions. The Company will not directly or indirectly at any time:

     (a) declare or pay any dividend in cash or in other assets or property (other than dividends payable solely in common stock of the Company) on or in respect of any class of its capital stock, or

     (b) purchase, redeem, retire or otherwise acquire any shares of its capital stock or any warrants or rights to purchase any shares of its capital stock, or

     (c)     make any distribution in respect of its capital stock,

(any such dividend, payment, purchase, redemption, retirement, acquisition or distribution is referred to in this Section 11.8 as a "Restricted Payment") if, immediately after giving effect to any such proposed action, (i) any condition or event shall exist which constitutes or which, after notice or lapse of time or both would constitute, an Event of Default or (ii) the sum of the aggregate unpaid principal amount of all Funded Debt of the Company plus the aggregate unpaid principal amount of all Short-Term Debt of the Company shall exceed 70% of the sum of Capitalization of the Company plus the aggregate unpaid principal amount of all Short-Term Debt of the Company.

     The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

     The amount of any Restricted Payment in property other than cash shall be deemed to be the greater of the fair market value thereof (determined in good faith by the Company's Board of Directors at the time such Restricted Payment is declared, made or paid) and the net book value thereof on the books of the Company (determined in accordance with generally accepted accounting principles on the date such Restricted Payment is declared, made or paid).

     Section 11.9. Restrictions on Investments and Acquisitions of Property. The Company will not directly or indirectly (i) purchase or otherwise acquire any shares of capital stock or shares of beneficial interest in any corporation or other entity except to the extent permitted by this Section or by Section 11.10 and (ii) will not make any other Investments except:

            (a) the following, all of which shall have a maturity within one year from the date of acquisition thereof:

                 (1) Investments in the Money Pool in accordance with the terms thereof, as amended from time to time with the approval of the Securities and Exchange Commission;

                 (2) direct or indirect obligations of the United States of America, or of any agency thereof, or obligations guaranteed by the United States of America;

                 (3) repurchase agreements with respect to securities of the type referred to in the immediately preceding clause
            (2), provided that each such repurchase agreement (x) is transacted with a securities dealer designated as a "primary dealer" by the Federal Reserve Bank, (y) obligates the seller thereunder to repurchase the securities which are the subject thereof no later than 30 days after the purchase thereof, and
            (z) requires that the securities which are the subject thereof are to be delivered to and held by the Company or a custodian bank which is an Eligible Bank (as hereinafter defined);

                 (4) Investments in commercial paper (issued by banks or corporations organized under the laws of the United States or any state thereof) which at the date of investment are accorded at least two of the following ratings: A-1, or better, by Standard & Poor's Corporation, Prime-l, or better, by Moody's Investors Service, Inc. and F-1, or better, by Fitch Investors Services, Inc.;

                 (5) Investments in prime bankers acceptances of Eligible
            Banks which are deemed eligible for rediscount at Federal Reserve Banks;

                 (6) Investments in certificates of deposit issued by
            Eligible Banks; and

                 (7) Investments in obligations issued by governmental
            subdivisions and bearing interest exempt from federal income taxes which are accorded a rating of A+, SP-1, A-1, or better, by Standard & Poor's Corporation or A1, P-1, VMIG-1, MIG-1, or better, by Moody's Investors Service, Inc.

     The term "Eligible Bank" as used herein shall mean a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000 and which is accorded either (x) a bank deposit rating of P-1, or better, by Moody's Investors Service, Inc. or (y) a commercial paper rating of A-1, or better, by Standard & Poor's Corporation; and

     (b) Investments consisting of the cash surrender value of life insurance policies for Company executives and Investments held in a rabbi trust to fund executive deferred compensation liabilities; and

     (c) Investments other than the Investments permitted in subdivisions (a) and (b)of this Section 11.9 not used or useful in the conduct of the public utility business; provided that the aggregate outstanding principal amount of any such Investments at any one time outstanding shall not exceed 5% of Common Equity.

     Section 11.10. Consolidation, Merger and Disposition of Assets. The Company will not directly or indirectly become a party to any merger, consolidation or sale or lease of all or substantially all of its assets unless immediately after giving effect to such transaction,

     (a) no condition or event shall exist which constitutes, or which, after notice or lapse of time or both, would constitute an Event of Default,

     (b) the surviving party, the resulting corporation or the purchaser or lessee of such assets, as the case may be, would be entitled to create and incur $1.00 of additional Funded Debt pursuant to the provisions of Section 11.5, and

     (c) either (i) the Company is the surviving or resulting corporation or
(ii) the surviving party, the resulting corporation or the purchaser or lessee of such assets shall have expressly assumed, in a manner approved in writing by the holders of not less than 66-2/3% in aggregate principal amount of the Notes then outstanding, the Company's obligations in respect of this Agreement and any of the Notes which shall then be outstanding, and shall have furnished to the holders of the Notes an Officers' Certificate and opinion of counsel, which counsel shall be reasonably satisfactory to the holders of a majority in principal amount of the Notes then outstanding, stating that the transaction and the instrument or instruments of assumption have been duly authorized, and such instrument or instruments have been duly executed and delivered, are in full force and effect and constitute the legal, valid and binding obligation of the parties thereto enforceable in accordance with the terms of such instrument or instruments.

     Section 11.11. Transactions with Affiliates. The Company will not directly or indirectly enter into any material transaction with an Affiliate (including, without limitation, the purchase, sale or exchange of property, the rendering of any service and the payment of management or other service fees, or the repayment of any indebtedness owed to an Affiliate) except in the ordinary course of business and pursuant to the reasonable requirements of the Company's business and upon terms which are fair and reasonable to the Company and which are no less favorable to the Company than would obtain in a comparable transaction with a Person not an Affiliate (in each case regarding the Company as a business independent of any Affiliate); provided however, the restrictions contained in the foregoing provisions of this sentence shall not be applicable so long as the Company shall be a "subsidiary company" of a "registered holding company" as such terms are defined in the 1935 Act. Notwithstanding the foregoing, it is understood that the Company is a party to the Affiliate Contracts pursuant to which the Company purchases its electric energy requirements from Power, purchases other services from New England Power Service Company, and participates in the Money Pool with several Affiliates, and that the Company may maintain the Affiliate Contracts in full force and effect and may renew the Affiliate Contracts and enter into other agreements with its Affiliates providing for the provision of goods or services to the Company at cost, and perform its obligations under each thereof. It is further understood that pursuant to a proposed settlement agreement filed with the New Hampshire Public Utilities Commission and pending approval, the power contract with Power would be amended to allow for termination of the all-requirements provision of the power contract and allow

Power to recover its above-market generation commitments through a contract termination charge, which the Company would collect from its customers.

     Section 11.12. Issuance of Stock. The Company will not (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) issue, sell or otherwise dispose of any shares of any class of its capital stock (other than directors' qualifying shares, if required by applicable law) except to the Parent.

     Section 11.13. Maintenance of Certain Contract. The Company will at all times maintain in full force and effect the Affiliate Contract listed as item
1 on Schedule IV, or, a renewal or replacement contract providing for the provision to the Company of the same or comparable property rights, goods or services on terms which are on the whole not less favorable to the Company than the terms of the Affiliate Contract renewed or replaced thereby.

     Section 11.14. Compliance with Laws, Etc. The Company will comply with all statutes, laws and governmental rules, regulations and orders applicable to its business, properties and assets, including, without limitation, ERISA and the Occupational Safety and Health Act of 1970 and applicable statutes or governmental rules, regulations and orders relating to environmental standards or controls in all applicable jurisdictions, consumer protection and equal employment practices; provided that, the Company shall not be deemed in violation of this Section 11.14 as a result of a failure to comply with the provisions of any particular statute, law, or governmental rule, regulation or order if (i) such provisions are being contested by the Company in good faith and by appropriate proceedings which effectively stay any enforcement of compliance and imposition of any penalty for noncompliance therewith, or (ii) such failure to comply with such provisions would not (x) result in any fines, penalties, injunctive relief, the imposition of any Lien not permitted by
Section 11.7 or other civil liabilities which, in the aggregate, would materially and adversely affect the business, properties, operations or condition (financial or otherwise) of the Company, or in any criminal liability, or (y) be disadvantageous to the holders of the Notes.

SECTION 12.      INFORMATION AS TO THE COMPANY.

     Section 12.1. Accounting; Financial Statements and Other Information. The Company will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and will set aside on its books all such proper reserves as shall be required by generally accepted accounting principles. The Company will deliver to the Purchaser, so long as it is the holder of any Note, and to each holder of at least 5% in principal amount of the Notes at the time outstanding:

     (a) as soon as available but in any event within 45 days after the end of each of the first three quarterly fiscal periods in each year of the Company, (i) a balance sheet of the Company at the end of such period, (ii) a statement of income and retained earnings of the Company for such year-to-date period and for the twelve months then ended and (iii) a statement of cash flows of the Company for the year-to-date period then ended, in each case, setting forth in comparative form figures for the corresponding period of the previous year, all in reasonable detail and certified, subject to changes resulting from year-end audit adjustments, as presenting fairly such financial condition, results of operations and cash flows, by any one of the following:

the President, a Vice President, the Treasurer, an Assistant Treasurer or the Controller of the Company;

     (b) as soon as available but in any event within 90 days after the end of each fiscal year of the Company, a balance sheet of the Company as at the end of such year, and a statement of income and of retained earnings and cash flows of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion thereon of Coopers & Lybrand L.L.P. or of other independent public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the prior fiscal years (except for such changes, if any, as may be specified in such opinion) and fairly present the financial position of the Company as at the end of such year and the results of its operations and cash flows for such year, which opinion shall not be qualified by reason of any limitation on such accountants imposed by the Company; and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

     (c) together with each delivery of financial statements pursuant to subdivision (a) or (b) above, an Officers' Certificate (i) stating that the signers have reviewed the terms of this Agreement and of the Notes and have made, or caused to be made under their supervision, a review of the operations and condition of the Company during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto, and (ii) demonstrating in reasonable detail compliance during and at the end of such accounting period with the restrictions contained in Sections 11.5 through 11.10, inclusive, hereof;

     (d) together with each delivery of financial statements pursuant to subdivision (b) above, a certificate by the independent public accountants giving the opinion thereon stating (i) that their examination has included a review of the terms of this Agreement and of the Notes as they relate to accounting matters and that such review is sufficient to enable them to give such certificate, (ii) whether or not their examination has disclosed the existence during the fiscal year covered by such financial statements (and stating whether or not they have knowledge of the existence as at the date of such accountants' certificate) of any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default, and, if their examination has disclosed (or if they have knowledge of) such a condition or event, specifying the nature and period of existence thereof and (iii) that they have examined the Officers' Certificate delivered therewith pursuant to subdivision (c) above, confirming the matters set forth in such Officers' Certificate pursuant to clause (ii) of such subdivision (c) and confirming that the calculations set forth in such Officers' Certificate demonstrating compliance with the restrictions referred to in clause (ii) of such subdivision (c) have been made in accordance with the provisions of this Agreement (it being understood that, to the extent such calculations are based on financial information as of a date other than the end of such fiscal year, such calculations will be based on amounts set forth in the Company's unaudited interim financial statements);

     (e) promptly upon receipt thereof, copies of all audit reports submitted to the Company by independent public accountants in connection with each annual or interim audit of the books of the Company made by such accountants;

     (f) promptly upon the sending, making available or filing of the same, copies of all financial statements, including annual and quarterly reports, reports, notices and proxy statements sent by the Company or the Parent to their respective shareholders, and of all regular and periodic reports and any registration statement or prospectus filed by the Company, the Parent and by any other corporation or other entity which owns, directly or indirectly, a majority of the voting stock of the Company, with any securities exchange or with the Securities and Exchange Commission (or any Federal governmental body or agency succeeding to any of its functions);

     (g) forthwith upon any officer of the Company obtaining knowledge of any condition or event which to such officer's knowledge constitutes or which, after notice or lapse of time or both, would constitute an Event of Default, or becoming aware that any holder of a Note or any other Person has given any notice to the Company or taken any action with respect to a claimed default or event or condition referred to in Sections 13.1(f), 13.1(g), 13.1(h), 13.1(i) or 13.1(j), an Officers' Certificate specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto; and

     (h) with reasonable promptness, such other information and data with respect to the Company as from time to time may be reasonably requested by the Purchaser, so long as it or its nominee is the holder of any Note, or by any other holder of at least 5% in aggregate principal amount of the Notes then outstanding.

     Section 12.2. Inspection. The Company will permit any authorized representatives designated by the Purchaser or its nominee, so long as either is the holder of any Note or Notes, or by any other holder of at least 5% in aggregate principal amount of the Notes at the time outstanding, at the Company's expense (excluding salary and other overhead expenses of the Purchaser or any such other holder and the travel and related expenses of such authorized representative, which shall be paid by the Purchaser or such other holder), to visit and inspect any of the properties of the Company including its books of account, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Purchaser or any such other holder the finances and affairs of the Company), all at such reasonable times and as often as may reasonably be requested.

SECTION 13. DEFAULTS.

     Section 13.1. Events of Default; Acceleration. If any of the following conditions or events ("Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law, governmental or administrative rule or regulation or judicial or governmental or administrative decision or action or otherwise):

     (a) if the Company shall default in the payment of any principal of or premium (if any) on, any Note when the same becomes due and payable whether at maturity or a date fixed for prepayment or by declaration or otherwise; or

     (b) if the Company shall fail to pay any interest on any Note for a period of 10 Business Days after the same becomes due and payable; or

     (c) if the Company shall default in the performance of or compliance with any term contained in Section 11.2 or Section 11.5 through
11.13 inclusive, or Section 12.1(g); or

     (d) if the Company shall default in the performance of or compliance with any term contained herein other than those referred to in clause (c) of this Section 13.1 and such default shall not have been remedied within thirty days after the Company shall have (by reason of notice or otherwise) actual knowledge of such default; or

     (e) if any representation or warranty made in writing by or on behalf of the Company herein or pursuant hereto shall prove to have been false or incorrect in any material respect on the date as of which made; or

     (f) if the Company shall default (as principal or guarantor or other surety) in the payment of any principal of, or premium, if any, or interest on any Indebtedness for borrowed money (other than the Notes) aggregating in excess of $1,000,000 or in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto or in the payment of any rental obligation under any lease and such default shall have resulted in the acceleration of the maturity of such Indebtedness; or

     (g) if the Company pursuant to or within the meaning of Title 11, U.S. Code, as amended from time to time, or any similar Federal, or State law for the relief of debtors (collectively, the "Bankruptcy Law"):

            (i) commences a voluntary bankruptcy, reorganization, arrangement or insolvency proceeding, or other proceedings for relief under any Bankruptcy Law;

            (ii) consents by answer (or failure to contest) or otherwise to the filing against it of a petition for, or the entry of an order for, relief from claims against it in an involuntary bankruptcy, reorganization, arrangement or insolvency proceeding, or other proceedings for relief under any Bankruptcy Law;

            (iii) consents to the appointment of any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law (any such official being referred to as a "Custodian") of it or for all or substantially all of its property; or

            (iv) makes a general assignment for the benefit of its creditors; or

     (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (i) is for relief from claims against the Company in an involuntary bankruptcy, reorganization, arrangement or insolvency proceeding, or other proceedings for relief under any Bankruptcy Law;

            (ii) appoints a Custodian of the Company or for all or substantially all of its property; or

            (iii) adjudicates the Company as being insolvent or orders the winding up, dissolution or liquidation of the Company; and the order or decree remains unstayed and in effect for 90 days; or

     (i) if the Company shall be generally not paying, or shall admit in writing its inability to pay, its debts as they become due; or

     (j) if a final judgment which, with other outstanding final judgments against the Company, exceeds an aggregate of $1,000,000 shall be rendered against the Company and if, within 90 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 90 days after the expiration of any such stay, such judgment shall not have been discharged;

then, upon the occurrence of an Event of Default described in the foregoing subdivisions (a) through (j), inclusive, or if the holder of any Note or of any other evidence of Indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice as required by Section 12.1(g) to all holders of the Notes then outstanding.

     Section 13.2. Acceleration of Maturities. When any Event of Default described in subdivision (a) or (b) of Section 13.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in subdivision (c) through (f), inclusive, or subdivision (j) of said Section 13.1 has happened and is continuing, the holder or holders of 66-2/3% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in subdivision (g), (h) or (i) of Section 13.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

     Section 13.3. Rescission of Acceleration. The provisions of Section 13.2 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in subdivisions (a) through (f), inclusive, or subdivision (j) of Section 13.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

     (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 13.2) shall have been duly paid; and

     (c) each and every other Event of Default shall have been made good, cured or waived pursuant to Section 18;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.

     Section 13.4. Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of, premium (if any) or interest on any Note, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of any Note in exercising any right shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

SECTION 14. INTERPRETATION OF AGREEMENT; DEFINITIONS.

     Section 14.1. Definitions. As used herein the following terms have the following respective meanings (such meanings applying to the singular and plural forms of the terms so defined):

     "Affiliate" with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity of which such Person is a member, director, officer or employee; any other Person which beneficially owns or holds 5% or more of the shares of any class of the voting stock of such Person; any other Person 5% or more of the shares of voting stock of which are beneficially owned or held by such Person; and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliate Contracts" the meaning specified in Section 5.21.

     "Business Day" any day other than a Saturday, Sunday or any other day on which commercial banks are authorized to be closed in Boston, Massachusetts or New York, New York.

     "Capitalization" the aggregate of Funded Debt and all amounts which should, in accordance with generally accepted accounting principles, be classified on a balance sheet in respect of the capital stock, premium on capital stock, paid-in capital and retained earnings accounts, less the amount at which any treasury shares are carried as an asset.

     "Capitalized Lease" shall mean any lease the obligation for rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

     "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person.

     "Closing" the meaning specified in Section 3.

     "Closing Date" the meaning specified in Section 3.

     "Common Equity" shall mean the sum of the par value of the outstanding common stock of the Company, other paid-in capital of the Company and retained earnings of the Company.

     "Eligible Banks" the meaning specified in Section 11.9.

     "ERISA" the meaning specified in Section 5.13.

     "Events of Default" the meaning specified in Section 13.1.

     "Funded Debt" with reference to any Person, shall mean (a) all Indebtedness of such Person for borrowed money maturing more than one year from the date of the creation thereof or which by its terms or by the terms of any instrument or agreement relating thereto is directly or indirectly renewable or extendable at the option of the debtor to a date more than one year from the date of the creation thereof, and all Indebtedness for borrowed money outstanding under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year, and including all payments of the aforesaid Indebtedness which, although maturing one year or less from the date of determination thereof, constitutes a mandatory installment, serial maturity, sinking fund or other similar payment in respect of Indebtedness having a final maturity of more than one year after the date of the creation thereof, (b) all Capitalized Rentals of such Person, and (c) all Guarantees by such Person of Funded Debt of others.

     "Guarantees" by any person shall mean (a) all guarantees, sales with recourse endorsements (other than for collection or deposit in the ordinary course of business) and other obligations (contingent or otherwise) to pay, purchase, repurchase or otherwise acquire or become liable upon or in respect of any Indebtedness of any other Person, and (b) without limiting the generality of the foregoing, all obligations (contingent or otherwise), to purchase products, supplies or other property or services from any other Person under agreements requiring payment therefor regardless of the non-delivery or non-furnishing thereof, or to make Investments in any other Person, or to maintain the capital, working capital, solvency or general financial condition of any other Person, or to indemnify any other Person against and hold such other Person harmless from damages, losses and liabilities, all under circumstances intended to enable such other Person or Persons to discharge any Indebtedness or to comply with agreements relating to such Indebtedness or otherwise to assure or protect creditors against loss in respect of such Indebtedness. The amount of any Guarantee shall be deemed to be the amount of the Indebtedness of, or damages, losses or liabilities of, the other Person or Persons in connection with which the Guarantee is made or to which it relates unless the obligations under the Guarantee are limited to a determinable amount, in which case the amount of such Guarantee shall be deemed to be such determinable amount. For purposes of this definition, sales with recourse shall mean either the assumption of any financial responsibility by way of endorsement, agreement to repurchase, guarantee, "hold-back", agreement to indemnify against loss or the like in respect of a sale of receivables or other obligations, but customary warranties as to validity, absence of default and the like shall not constitute recourse.

     "Indebtedness" with reference to any Person shall mean (a) all items (except items of capital stock, premium on capital stock, or paid-in capital or retained earnings or contingency reserves or reserves for deferred income taxes or of minority interests) and obligations (whether fixed or contingent) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, including all Capitalized Lease obligations, (b) all Indebtedness secured by any mortgage, pledge, lien, security interest or conditional sale or other title retention agreement existing on any property or asset owned or held by such Person, whether or not the Indebtedness secured thereby shall have been assumed, and (c) all Guarantees by such Person.

     "Investment" as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person, including all Indebtedness and accounts receivable from any other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.

     "Lien" any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

     "Make-Whole Amount" in connection with any prepayment or acceleration of the Notes, the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 7.30%, the Make-Whole Amount with respect to the Notes shall be zero. For purposes of any determination of the Make-Whole Amount:

     "Reinvestment Rate" shall mean 0.50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Life to Maturity of the Notes being prepaid. If no maturity exactly corresponds to such Life to Maturity, yields for the two published maturities most closely corresponding to such Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

     "Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and the final maturity of the Notes being prepaid.

     "Memorandum" the meaning specified in Section 5.6.

     "Money Pool" the New England Electric System Money Pool.

     "Net Income" the net income (or deficit) of the Company for the period in question (taken as a cumulative whole) shall be the amount of net income earned during such period and subsequently transferred to the retained earnings account on the books of the Company, as determined in accordance with generally accepted accounting principles.

     "Net Income Available for Interest Charges" for any period shall mean, Net Income for such period plus all amounts deducted in determining such Net Income for (a) interest charges accrued during such period on Indebtedness and amortization of Indebtedness discount and expense, and (b) taxes imposed on or measured by income or excess profits for such period.

     "1935 Act" the meaning specified in Section 5.14.

     "Officers' Certificate" a certificate executed on behalf of the Company by any two of the following officers of the Company: its President, any of its Vice Presidents, its Treasurer or any of its Assistant Treasurers, provided that, at least one of the officers executing any certificate delivered pursuant to Section 12.1 shall be the Treasurer or an Assistant Treasurer of the Company.

     "Parent" the meaning specified in Section 5.1.

     "Person" a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Power" New England Power Company, a Massachusetts corporation. Holders of Power's common stock and 6% Cumulative Preferred Stock have general voting rights. Parent owns all of the common stock of Power and 74.82% of the 6% Cumulative Preferred Stock. Such shares represent 99.71% of the voting power.

     "Pro Forma Annual Interest Charges" as at any date of determination, the total amount payable during the twelve-month period commencing on such date in respect of interest charges on (including amortization of debt discount or expenses incurred in connection with) Funded Debt of the Company outstanding on such date of determination, after giving effect to any Funded Debt proposed to be created on such date, but not including interest on any Funded Debt if and to the extent that such Funded Debt is being discharged from proceeds of the Funded Debt proposed to be incurred, determined in accordance with generally accepted accounting principles. If the interest rate on any Funded Debt (whether outstanding or proposed to be incurred on such date of determination) is determined by reference to a floating rate, the interest payable on such Funded Debt during such twelve-month period shall be calculated by using the rate in effect on the date of determination.

     "Short-Term Debt" with reference to any Person, shall mean all Indebtedness of such Person for borrowed money maturing on demand or one year or less from the date of the creation thereof and not by its terms or by the terms of any instrument or agreement relating thereto directly or indirectly renewable or extendable at the option of the debtor to a date more than one year from the date of the creation thereof, provided, however, that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Short-Term Debt even though the same matures on demand or one year or less from the date of the creation thereof, and provided, further, that payments on the aforesaid Indebtedness which, although maturing one year or less from the date of determination thereof, constitutes a mandatory installment, serial maturity, sinking fund or other similar payment in respect of Indebtedness having a final maturity of more than one year after the date of the creation thereof shall constitute Funded Debt and not Short-Term Debt and all Guarantees by such Person of Short Term Debt of others.

     "Subsidiary" any corporation of which the Company owns or controls directly or indirectly all of the stock of each class except directors' qualifying shares.

     Section 14.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 14.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 15. EXPENSES, ETC.

     Whether or not the transactions contemplated hereby shall be consummated, the Company will pay all expenses in connection with such transactions and in connection with any amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company (whether or not the same become effective) under or in respect of this Agreement or the Notes, including, without limitation: (a) the cost and expenses of producing and reproducing this Agreement, of the producing and reproducing and issue of the Notes, of furnishing all opinions by counsel for the Company and all certificates on behalf of the Company, and of the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the cost of delivering to the principal office of the Purchaser and any institutional investor which is the direct or indirect transferee of the Purchaser, insured to its satisfaction, any Notes delivered to it upon any substitution of Notes pursuant to Section 8 and of the Purchaser's or any such institutional investor's delivering any Notes, insured to its satisfaction, upon any such substitution; (c) the reasonable expenses and disbursements of counsel for the Purchaser in connection with such transactions and any such amendments, waivers or consents; and (d) the reasonable out-of-pocket expenses incurred by the Purchaser in connection with such transactions and any such amendments, waivers or consents. The Company also will pay, and will save the Purchaser and each holder of any Note or Notes harmless from, any and all liabilities with respect to (a) any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Notes and any amendment, waiver or consents under or in respect of this Agreement or the Notes and (b) any claim for any broker's fee, finder's fee or commission claimed or asserted to be payable in connection with the sale of the Notes or the transactions contemplated by this Agreement.

SECTION 16. PRIVATE PLACEMENT NUMBER.

     In conjunction with the issuance of the Notes, Purchaser will make the appropriate filings with Standard and Poor's CUSIP Service Bureau, agent of the National Association of Insurance Commissioners, in order to obtain a private placement number ("PPN") for the transaction contemplated hereby. The Company agrees to pay all fees and expenses in connection with the preparation and processing of the PPN request.

SECTION 17. SURVIVAL OF COVENANTS AND AGREEMENTS, ETC.

     All covenants and agreements contained herein and all representations and warranties made in writing by or on behalf of the Company herein or pursuant hereto shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchaser or on its behalf, the purchase of the Notes by the Purchaser hereunder, and any disposition or payment of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Company hereunder.

SECTION 18. AMENDMENTS, WAIVERS AND CONSENTS.

     Any term, covenant, agreement or condition of this Agreement or of the Notes may be amended and the observance of any term, covenant, agreement or condition hereof or thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding, provided, however, that, without the prior written consent of the holders of all the Notes at the time outstanding, no such amendment or waiver shall (a) extend the fixed maturity or reduce the principal amount of or premium (if any), or reduce the rate or extend the time of payment of interest on, or reduce the amount or extend the time of payment of any principal or premium (if any) payable on any prepayment of, any Note,
(b) reduce the aforesaid percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or
(c) change the provisions of Section 13 giving each holder of any Note the right, without joining any other holders of the Notes, to declare the Notes held by such holder due and payable as provided in Section 13 or (d) change the specified percentages of 66-2/3% of the principal amount of the Notes the holders of which are required in Section 13.2 to declare the Notes due and payable in certain circumstances or required under Section 13.3 to rescind an acceleration of the Notes. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company. Notes directly or indirectly held by the Company, or any Affiliate of the Company shall not be deemed outstanding for purposes of determining whether any amendment or waiver has been effected in accordance with this Section 18.

SECTION 19. NOTICES.

     Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be mailed prepaid by registered or certified mail, return receipt requested, or by overnight air courier or facsimile communication, in each case addressed (a) if to the Purchaser, at the address set forth in Schedule I attached to this Agreement, or at such other address as the Purchaser shall have furnished to the Company in writing, except as otherwise provided in Section 9 with respect to payments on Notes held by the Purchaser, or (b) if to any other holder of any Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes an address to the Company, then to and at the address of the last holder of such Note who has so furnished an address to the Company, or (c) if to the Company, at its address set forth at the beginning of this Agreement, to the attention of the Treasurer, with a copy to the address of its agency set forth in Section 8.1, or at such other address, or to the attention of such other officer, as the Company shall have furnished to the Purchaser and each such other holder in writing. A notice to the Purchaser by overnight air courier shall only be effective if delivered to the Purchaser at a street address designated for such purpose in Schedule I, and a notice to the Purchaser by facsimile communication shall only be effective if made by confirmed transmission to the Purchaser at a telephone number designated for such purpose in Schedule I, or, in either case, as the Purchaser or a subsequent holder of any Note initially issued to the Purchaser may designate to the Company in writing.

SECTION 20.      FURTHER ASSURANCES.

     The Company will execute and deliver all such instruments and take all such action as the Purchaser from time to time may reasonably request in order to further effectuate the purposes and carry out the terms of this Agreement and the Notes.

SECTION 21.      MISCELLANEOUS.

     Section 21.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes or any part thereof. Except as stated in Section 17, this Agreement embodies the entire agreement and understanding between the Purchaser and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

     Section 21.2. Powers and Rights not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

     Section 21.3. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 21.4. Governing Law. This Agreement and the Notes shall be construed and enforced in accordance with and governed by the laws of the State of New Hampshire.

     Section 21.5. Captions. The headings in this Agreement and the table of contents hereto are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

     Section 21.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between the Purchaser and the Company.

                                     Very truly yours,

                                     GRANITE STATE ELECTRIC COMPANY

                                        s/ H.W. McDowell
                                     By _____________________________
                                     Title:  Treasurer

The foregoing Agreement is
hereby agreed to as of the
date thereof.


THE PAUL REVERE LIFE INSURANCE COMPANY

By: Provident Investment Management, L.L.C.
    Its agent


      s/
By________________________________________
Title:  Vice President

                                     PRINCIPAL AMOUNT
NAME AND ADDRESS                      OF NOTES TO BE
  OF PURCHASER                          PURCHASED


THE PAUL REVERE LIFE INSURANCE COMPANY    $5,000,000
(Notes to be registered in the name of
"CUDD & CO. (the nominee of
The Paul Revere Life Insurance Company)")

(1)  Address all notices regarding payments
     and all other communications to:

     Provident Investment Management, LLC
     Private Placements
     One Fountain Square
     Chattanooga, Tennessee 37402

     Telephone: (423) 755 - 1365
     Fax:       (423) 755 - 3351

(2)  All payments on account of the
     Notes shall be made by wire
     transfer of immediately available
     funds to:

     CUDD & CO.
     C/o The Chase Manhattan Bank, N.A.
     New York, NY
     ABA No. 021 000 021
     SSG Private Income Processing
     A/C #900-9-000200
     Custodial Account No. G06992

     Please reference:   Issuer
                         PPN
                         Coupon
                         Maturity
                         Principal = $ ________________
                         Interest =  $ ________________

     Tax Identification Number:     13-6022143 (CUDD & CO.)

                            SCHEDULE I
                       (To Note Agreement)

                      REGULATORY APPROVAL

     The following is a description of the regulatory approval which has been obtained by the Company as required by Section 5.14 of the Note Agreement:

          Order of New Hampshire Public Utilities Commission, numbered 22,761 and dated October 21, 1997 and the letter from the Commission dated April 20, 1998, confirming compliance with the requirements of Order 22,761.




                          SCHEDULE II
                      (to Note Agreement)

                   ENVIRONMENTAL DISCLOSURES
                PURSUANT TO SECTION 5.20 OF THE
                         NOTE AGREEMENT

1.   Missouri Electric Works Superfund Site- Cape Girardeau, Missouri

     The Missouri Electric Works was a motor and electrical transformer repair and sales business located in Cape Girardeau, MO. In 1979, the Company (and an affiliated company) sold used transformers to a company called National Electric Service in St. Louis, MO. Unknown to the Company, National Electric shipped the transformers to Missouri Electric Works where they were to be serviced and then sold. Some of the Company's (and its affiliated company's) equipment was resold while other equipment never left the site.

     In the mid-1980's the U.S. Environmental Protection Agency determined that the Missouri Electric Works site was contaminated by PCBs and declared it a federal Superfund site.

     In 1988, the EPA sent a notice of potential responsibility to NEPSCO (an affiliate company and the entity representing the Company in the transformer sale to National Electric Service). NEPSCO is part of the group of potentially responsible parties (PRPs) that is addressing cleanup of the site.

     The EPA has selected a remedy to clean up soils at the site. The estimated cost for this cleanup is $15-$18 million. The PRP group will study whether groundwater cleanup is necessary. Rough cost estimates for groundwater cleanup range from $20-$28 million.

     Originally, there were about 700 PRPs at the site. NEPSCO was assessed 0.06% of the responsibility for cleanup. On October 1, 1991, NEPSCO learned that a large number of PRPs had been removed from the group, and that it is now assessed 0.961% of the responsibility.

     Based on these rough cost figures, and assuming that NEPSCO would be assessed a 0.961% share of cleanup costs, it is estimated at this time that the Company's share of these costs may be $44,000-$200,000 in total. However, these figures are not firm, and final costs could be more or less than estimated at this time. The Company has recorded a reserve on its books of $84,000 (before tax) against this liability.









                           SCHEDULE III
                       (To Note Agreement)

     2.   Chandonnet c.21E Site - Lowell, Massachusetts.

     The Chandonnet property was used for a scrap metal and salvage yard. The Company (together with some of its affiliated companies), other electrical utilities, and other commercial-industrial businesses sold unusable transformers and other electrical equipment to a scrap dealer that arranged for disposal of the materials at the Chandonnet site.

     The site became contaminated with PCBs. The Massachusetts Department of Environmental Protection deemed the Company a "generator" of hazardous waste (i.e., PCBs) and identified the Company as a potentially responsible party ("PRP"). There were about 20 other PRPs named at the site.

     Complete cleanup costs at the Chandonnet site are estimated between $500,000 to $600,000. In addition to payments made to date, the Company has recorded a reserve on its books of $3,000 which represents an estimate of its share of additional costs to be incurred. However, these figures are not firm, and the Company's final costs could be more or less than estimated at this time.





















                              III-2

             DESCRIPTION OF CHANGES AND PROCEEDINGS


     Since December 31, 1997, there have been several developments related to the electric utility industry restructuring proceedings before the New Hampshire Public Utilities Commission (NHPUC) and the Company's settlement agreement pending before the NHPUC. These developments were reported in pages 1 - 4 of the 1997 Annual Report of the Company and are incorporated herein by reference.

     On April 28, 1998, the Federal Energy Regulatory Commission approved the comprehensive settlement agreement reached between the Company, Power, the Governor's Office of the State of New Hampshire, and a number of other parties. The settlement provides for choice of power supplier to Company customers by no later than July 1, 1998. The settlement agreement still requires NHPUC approval. On May 1, 1998, the Company submitted a filing to the NHPUC in compliance with the March 20, 1998 Order of Rehearing which would provide for retail access to begin July 1, 1998 even if the Company's previously filed settlement were not accepted.

     Pursuant to a case filed by Public Service Company of New Hampshire
(PSNH)(an entity unaffiliated with the Company) to prevent implementation of the NHPUC's electricity deregulation plan (which called for less than full stranded cost recovery in some instances), a U.S. District Judge in June 1998 issued an injunction of all NHPUC actions on deregulating the electric utility industry until the case could be decided on the merits. Trial is tentatively scheduled for November 1998. All New Hampshire electric utilities are covered by the order unless they voluntarily waive the injunction. The case is PSNH
v. Patch, et. al., Civil Action Numbers 97-121 (D. RI) and 97-97 (D. NH).












                         SCHEDULE III (A)
                       (To Note Agreement)

                  AFFILIATE CONTRACTS OF THE COMPANY
                                 SERVICE, PROPERTY,       EXPIRATION
   AFFILIATE(S)   CONTRACT         ETC. PROVIDED             DATE
                                      THEREBY
1. New England    Service Contract                        Various corporate,  12/31/98
   Power Service  dated          administrative and support
   Company        December 31,   services including
                  1997           accounting, construction,
                                 engineering, legal and data
                                 processing services

2. New England    Primary Service                         Electricity for resale at     See 1997
   Power Company  for Resale     retail level             Annual Report
                                                          for Granite
                                                          State Electric
                                                          Company

3. New England    NEES Money Pool                         Money Pool arrangement   Current
   Electric System                                        for borrowing and   authorization
   and certain                   investing of excess cash.     expires
   subsidiaries                                           October 31,
                                                          2001; any
                                                          member may
                                                          terminate at
                                                          any time

4. Various Deferred Compensation Agreements with outside directors of the Company which terminate upon payment of deferred amounts.

5. Various Benefit Contracts with employees or officers of the Company.

6. New England    Property Sharing                        Mutual Consent to the    No specified
   Power Company  Agreement dated                         location of facilities,  term
                  November 3,    equipment and materials on
                  1993           property owned by the
                                 other


                             SCHEDULE IV
                         (to Note Agreement)

                                 SERVICE, PROPERTY        EXPIRATION
   AFFILIATE(S)   CONTRACT         ETC. PROVIDED             DATE
                                     THEREBY
7. New England    Memorandum of  Concurrent filing of     Any party may
   Power Company, Understanding  resource plans with      terminate on
   Massachusetts  dated July 21, commissions and          two-years
   Electric Company, 1993        procedures for entering  notice
   and The                       into new supply side
   Narragansett                  commitments
   Electric Company

8. Six affiliates of             Mutual Assistance        Incidental assistance and     December 31,
   New England    Agreement      services provided among  1998
   Electric System                                        companies upon request,
                                 if granted, at cost


                  INDEBTEDNESS OF THE COMPANY
                      AS OF MARCH 31, 1998

Short-Term Debt:

   Short-Term Debt to Affiliates
        through NEES Moneypool                    $2.475.000
                                           Total  $2,475,000

Funded Debt:

   7.94% Notes                                     5,000,000
   9.44% Notes                                     5,000,000
   7.37% Notes                                     5,000,000
                                                 Total   $15,000,000

   Sum of Short-Term Debt and Funded Debt         $17,475,000



                           SCHEDULE V
                      (to Note Agreement)

                 GRANITE STATE ELECTRIC COMPANY
                           7.30% Note
                       Due June 15, 2028

No. R

$ _______________                                 [Date]

   GRANITE STATE ELECTRIC COMPANY (the "Company"), a New Hampshire corporation, for value received, hereby promises to pay to ____________, or registered assigns, the principal amount of ____________ Dollars ($____________), on June 15, 2028, and to pay interest (computed on the basis of a 360 day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.30% per annum from the date hereof until maturity, payable semiannually on each June 15 and December 15 of each year commencing after the date hereof, until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise). The Company agrees to pay interest (payable as aforesaid or, at the option of the registered holder hereof, on demand) on any overdue principal (including any overdue prepayment of principal), premium (if any) and (to the extent permitted by applicable law) on any overdue installment of interest, at the rate of 9.30% per annum after the due date, whether by acceleration or otherwise, until paid. Payments of principal, premium (if any) and interest on this Note shall be made in lawful money of the United States of America at the address of the registered holder hereof for such purpose specified in or pursuant to the Note Agreement referred to below.

   This Note is one of the 7.30% Notes due June 15, 2028 (the "Notes") of the Company in the aggregate principal amount of $5,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of June 15, 1998 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

   This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

   The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.



                           EXHIBIT A
                      (to Note Agreement)

  This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                   GRANITE STATE ELECTRIC COMPANY


                                   By
                                        Its

                 [Letterhead of Company Counsel]


                                          [Closing Date]


The Paul Revere Life Insurance Company
One Fountain Square
Chattanooga, Tennessee 37402

                 Granite State Electric Company
                 7.30% Notes due June 15, 2028

Ladies and Gentlemen:

     We, the undersigned, are Associate General Counsel and Senior Attorney, respectively, of Granite State Electric Company, a New Hampshire corporation (the "Company"), and in such respective capacities we have represented the Company in connection with (i) the issuance and sale today by the Company of $5,000,000 in aggregate principal amount of its 7.30% Notes due June 15, 2028 (the "Notes"), pursuant to the Note Agreement, dated as of June 15, 1998 (the "Note Agreement"), between the Company and you, and (ii) the purchase by you today of $5,000,000 in aggregate principal amount of the Notes. Capitalized terms used herein without definition have the respective meanings attributed thereto in the Note Agreement.

     In so acting, we have participated in the preparation of the Note Agreement and the Notes being purchased by and delivered to you today. We have also examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Note Agreement and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all requisite power, authority and legal right to own, lease and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into the Note Agreement, to issue and sell the Notes and to carry out the terms of the Note Agreement and the Notes. The only class of capital stock of the Company is its common stock, par value $100 per share, of which 60,400 shares are authorized, have been validly issued, are outstanding and are owned by New England Electric System.

     2. The Company has no Subsidiaries and does not own any shares of capital stock of any corporation or other entity other than shares of capital stock of certain entities carried on the books of the Company not in excess of $10,000 in the aggregate for all such entities.

     3. The Company is not qualified or licensed as a foreign corporation in any jurisdiction and neither the character of the properties owned nor the nature of the activities conducted by it makes such qualification or licensing necessary in any jurisdiction.

     4. The execution, delivery and performance by the Company of the Note Agreement and the Notes and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no approval of the stockholders of the Company or of any holders of any Indebtedness (or any trustee for any such holders) is required in connection therewith. The Note Agreement and the Notes purchased by and delivered to you today have been duly executed and delivered by duly authorized officers of the Company.

     5. The Note Agreement and the Notes purchased by you today constitute the legal valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws from time to time in effect affecting enforcement of creditors' rights generally.

     6. There is no action, proceeding or investigation pending or, to the best of our knowledge, threatened (or any basis therefor) which questions the validity or enforceability of the Note Agreement or the Notes or any action taken or to be taken pursuant thereto. Except for the matters set forth in Schedules III and III(A) to the Note Agreement, there is no action, proceeding or investigation pending or, to our knowledge threatened (or any basis therefore) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition (financial or otherwise) of the Company or in any of its properties or assets or in any material liability on the part of the Company. In our opinion, none of the matters set forth in Schedule III of the Note Agreement, either individually or in the aggregate, involve the reasonable possibility of materially and adversely (defined for purposes of this paragraph 6 only as an amount equal to 10% or more of the common equity of the Company) affecting the business, operations, properties or condition (financial or otherwise) of the Company.

     7. The Company is not in violation of any term of its charter or by-laws, or any term of any franchise, license, permit, agreement, indenture, mortgage or instrument to which it is a party or by which it or any of its property is bound or any judgment, decree, order, law, statute, governmental or administrative rule or regulation applicable to it (including, without limitation, any such governmental rule or regulation relating to occupational health and safety standards and controls, consumer protection or equal employment practice requirements), so as to materially and adversely affect, either individually or in the aggregate, its business, operations, affairs or condition (financial or otherwise); and the execution, delivery and performance of the Note Agreement and the Notes will not result in any such violation or be in conflict with or constitute a default under any term of any of the foregoing and will not result in the creation of any Lien upon any of the properties or assets of the Company pursuant to any such term; and there is no such term which materially adversely affects the business, operations, affairs or condition (financial or otherwise) of the Company or any of its properties or assets.

     8. The Company is a "subsidiary company" of a "registered holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The New Hampshire Public Utilities Commission, by its order numbered 22,761 dated October 21, 1997, and its letter dated April 20, 1998 (collectively, the "NHPUC Order") , has authorized the Company to issue and sell the Notes on the terms provided for in the Note Agreement. The NHPUC

Order has been duly obtained, has become final and non-appealable without revocation, amendment or other modification, is unstayed and still in effect. Except for the NHPUC Order, no order, consent, approval or authorization of, or declaration or filing with, or the taking of any other action in respect of, any governmental body, authority, commission or agency is required for the valid execution and delivery of the Note Agreement or the valid offer, issue, sale and delivery of the Notes pursuant thereto and the consummation of the transactions contemplated thereby.

     9. The Company has all such franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, approvals, authorizations and orders of governmental bodies, political subdivisions and regulatory authorities, free from burdensome restrictions, as are necessary for the ownership of the properties now owned and operated by it, the maintenance and operation of the properties now operated by it and the conduct of the business now conducted by it.

     10. Certain substations owned by the Company and necessary for its business are located on land owned by New England Power Company, an Affiliate of the Company, pursuant to one or more agreements which permit such location on such land and which are adequate for the conduct of the Company's business. Other portions of the Company's distribution system are located on public ways or private property pursuant to agreements, easements, licenses, permits or other rights described in Section 5.5 of the Note Agreement which permit such location on such land and which are adequate for the conduct of the Company's business. The Company owns all right, title and interest in and to all its assets and properties (including assets and properties reflected in the balance sheet of the Company as at March 31, 1998 referred to in Section 5.6 of the Note Agreement) and has good and marketable title to its substations, whether located on its land or on land owned by New England Power Company, in each case, free from all Liens except Liens permitted by Section 11.7 of the Note Agreement, subject only to immaterial exceptions, minor encumbrances and defects in title which do not, either individually or in the aggregate, impair the use of such properties in the conduct of the Company's business.

     11. The offer, issue, sale and delivery to you by the Company of the Notes pursuant to the terms and conditions of the Note Agreement constitute exempt transactions under the registration provisions of the Securities Act of 1933, as amended, and neither the registration of such Notes thereunder nor the qualification of an indenture under the Trust Indenture Act of 1939, as amended, is required in connection with such offer, issue, sale and delivery of the Notes.

     12. The Company is not an "investment company", or a person directly or indirectly "controlled" by or acting on behalf of an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

     13. The issuance and sale of the Notes pursuant to the terms and conditions of the Note Agreement does not contravene Regulation G, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or Section 7 of the Exchange Act, each as now in effect.

     The above opinion, insofar as it relates to titles, is based in part upon opinions of local counsel and of counsel associated with us and in part upon examination of titles of the Company to its principal properties by title examiners under our direction, the direction of counsel associated with us, or the direction of local counsel, or by local counsel and reviewed by us or counsel associated with us, such title examiners and counsel being, in our opinion, of good standing and experienced in the examination of titles. In the case of easements over lands of others, the title of the grantors of the easements were not in all cases examined to the same extent as in the case of fee ownership and in some instances such easements depend upon long user.

     Kirk L. Ramsauer is a member of the bar of The Commonwealth of Massachusetts and does not express any opinion as to the matters governed by any laws other than those of The Commonwealth of Massachusetts and the Federal law of the United States of America and Carlos A. Gavilondo is a member of the bar of the State of New Hampshire and does not express any opinion as to matters governed by any laws other than those of the State of New Hampshire.

                                Very truly yours,


                                ______________________________________
                                Kirk L. Ramsauer,
                                Associate General Counsel


                                ______________________________________
                                Carlos A. Gavilondo, Senior Attorney








                           EXHIBIT B
                      (to Note Agreement)